GERSTEN SAVAGE LLP

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September 18, 2009

Goa Sweet Tours Ltd.
H. No. 889, Ascona, Patem
Benaulim, Goa
India 403716

Re: Shares to be registered on Form S-1

Dear Sir or Madam:

We have acted as counsel for Goa Sweet Tours Ltd., a Delaware corporation (the "Company"), in connection with the registration of up to3,000,000 shares of the Company's common stock, $0.01 par value per share (the "Shares"), with an aggregate maximum offering price of $30,000, described in the prospectus of the Company dated September 18, 2009 (the "Prospectus"), contained in the Company's Registration Statement on Form S-1 (the "Registration Statement").

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a) Articles of Incorporation of the Company, as amended to date; (b) By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified as photostatic copies.

Based on and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, the jurisdiction of its incorporation, and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, with a par value of $0.01 per share, of which 5,000,000 shares are issued and outstanding. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock. The Shares, when sold as contemplated by the Registration Statement will be duly authorized, legally issued, fully paid, and non-assessable under the corporate laws of the State of Delaware. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

GERSTEN SAVAGE LLP

We hereby consent to the firm's name, Gersten Savage LLP, and of the reference to the opinion and of the use of this opinion as an exhibit to the Prospectus and the Registration Statement and as contained in the Registration Statement itself, specifically in the section captioned "Legal Representation." In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, or the general rules and regulations thereunder.

Very truly yours,

Gersten Savage LLP